Exhibit 11.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Offering Statement of MedicaMetrix, Inc. (formerly known as MedicaMetrix, LLC) on Amendment No. 1 to Form 1-A of our report dated December 18, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of MedicaMetrix, LLC, as of July 31, 2020 and for the period from inception (May 13, 2020) through July 31, 2020, which report appears in the Prospectus, which is part of this Offering Statement.

Marcum LLP

Boston, MA

October 7, 2021